Exhibit 10.14

CHEVRON CORPORATION

CHANGE IN CONTROL SURPLUS EMPLOYEE SEVERANCE PROGRAM FOR

E-LEVEL SALARY GRADES

(as adopted effective March 29, 2000)

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CHEVRON CORPORATION

CHANGE IN CONTROL SURPLUS EMPLOYEE SEVERANCE PROGRAM FOR

E-LEVEL SALARY GRADES

(as adopted effective March 29, 2000)

I.	INTRODUCTION

The Chevron Corporation Change in Control Surplus Employee Severance Program for E-Level Salary Grades (the “Plan”) was adopted by the Corporation effective March 29, 2000. For all purposes herein, any reference to E-Level Salary Grades shall be deemed to include the equivalent to such Salary Grades under a successor system of classifying Salary Grades.

The purpose of the Plan is to provide a Severance Pay Benefit or a Benefit Plan Allowance to certain Employees whose employment with the Company terminates in connection with a Change in Control. The Corporation is the Plan Administrator for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall terminate three years after a Change in Control.

II.	COMMENCEMENT OF PARTICIPATION

An Eligible Employee shall commence participation in the Plan and become a Member upon the public announcement of the proposed transaction which, when effected, is a Change in Control.

III.	TERMINATION OF PARTICIPATION

A Member’s participation in the Plan shall terminate upon the occurrence of the earliest of the following:

(a)	The Member’s employment terminates without meeting the requirements of :

(i)	Sections IV(a)(i)(2) or (3); or

(ii)	Sections VI(a)(i) to (iii).

(b)	The Member’s employment terminates with a provision of Section IV(a)(ii) being applicable.

(c)	The Member fails to meet the requirements of IV(a)(i)(4) or VI(a)(iv).

(d)	The Member has received a complete distribution of his or her Severance Pay Benefit or Benefit Plan Allowance.

(e)	The Member ceases to be an Eligible Employee (other than by reason of termination of his or her employment with the Company).

(f)	The Extended Benefit Protection Period ends because of the abandonment of any plans to effectuate a transaction which, if effectuated, would have been a Change in Control and such transaction has not occurred.

(g)	The Plan terminates.

IV.	SEVERANCE PAY BENEFIT

(a)	Eligibility for Severance Pay Benefit

(i)	Subject to Section IV(a)(ii), a Member shall be eligible for a Severance Pay Benefit only if the Member meets the requirements of Section IV(a)(i)(1); Section IV(a)(i)(2) or (3); and Section IV(a)(i)(4).

(1)	A Change in Control occurs during the Extended Benefit Protection Period.

(2)	The Member’s employment is involuntarily terminated by the Company on a date determined by the Company in its sole discretion that is no earlier than the public announcement of the proposed transaction which, when effected, is a Change in Control and no later than the last day of the Extended Benefit Protection Period .

(3)	The Member meets all of the requirements of Section IV(a)(i)(3)(a) to (c):

(a)	The Member receives a written offer no earlier than the public announcement of the proposed transaction which, when effected, is a Change in Control and no later than the last day of the Extended Benefit Protection Period of a position with the Company or an Affiliate that is a Demotion and does not have the option of remaining in his or her present job. (Such written offer and notification may be delivered in person or by mail. If the offer and notification are mailed, the Member shall be deemed to have received it the earlier of its actual receipt or three days after it is deposited in the United States mail, properly stamped and addressed to Member’s last known address as reflected on the books of the Company.);

(b)	The Member has failed to accept such Demotion in writing within the time prescribed in the offer or (if no such time is specified) within 7 days after the date the offer is actually or deemed to be received, if earlier. Failure to respond within the prescribed time shall be deemed a rejection of the Demotion, regardless of the reason for the failure to respond; and

(c)	Such Member resigns his or her employment on a date determined by the Company, which shall be no later than sixty (60) days after the date the offer is actually or deemed to be received, whichever is earlier, or (if the Member so agrees) a later date that is no later than three years after the Change in Control;

(4)	The Member executes the Release within forty-five (45) days after its receipt (or such extension as may be granted by the Company in its sole discretion) and the period for revoking the execution of the Release under the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), has expired.

Under no circumstances shall a Member be construed as having terminated employment or be eligible for a Severance Pay Benefit because he terminates employment with the Company for the purpose of accepting employment with the entity that effectuates a Change in Control, its subsidiaries or affiliates.

(ii)	Notwithstanding Section IV(a)(i), a Member shall be disqualified from receiving a Severance Pay Benefit upon the occurrence of any of the following:

(1)	Except as provided in Section IV(a)(i)(3)(c), the Member voluntarily terminates employment with the Company for any reason prior to the termination date set by the Company;

(2)	The Member’s employment with the Company is terminated for cause or by death;

(3)	If the Member is receiving short-term sick leave benefits under the Corporation’s Short-Term Disability Plan (or similar program) on the date of termination, the Member fails to execute a written waiver of any short-term sick leave benefits that might otherwise be payable after employment terminates;

(4)	Subsequent to the offer of the Demotion and before termination of employment, such Member:

(a)	is offered another position with the Company or an Affiliate (other than a Special Assignment) that is other than a Demotion; or

(b)	accepts any job offer from the Company or an Affiliate (other than a Special Assignment) without regard to whether it is a Demotion;

(5)	the Member terminates employment with the Company in order to accept employment with an organization that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate;

(6)	The Member accepts any job with a Buyer or Outsourcing Supplier; and

(7)	The Member is offered full-time employment (or part-time if the Member is on an Approved Part-Time Schedule under the Chevron Part-Time Employment Guidelines when his or her employment terminates) with a Buyer or Outsourcing Supplier at a New Work Location when such position is:

(a)	50 miles or less from his or her Present Work Location with the Company; and

(b)	would not result in a:

(i)	material reduction in authority or responsibility; or

(ii)	reduction in Overall Compensation.

The business decisions that may result in a Member qualifying for a Severance Pay Benefit are decisions to be made by the Company in its sole discretion.

In making these decisions, similarly situated organizations, locations, functions, classifications, and/or Members need not be treated in the same manner. The date selected by the Company to terminate the Member’s employment is within its sole discretion and (subject to Section IV(a)(i)(3)(c) with respect to Demotions) the

Company is under no obligation to terminate a Member’s employment prior to three years after the Change in Control.

(b)	Amount of Severance Pay Benefit

(i)	Subject to Section IV(b)(ii), the Severance Pay Benefit payable to a Member shall be equal to three years of such Member’s Enhanced Regular Earnings.

(ii)	Notwithstanding Section IV(b)(i), any Severance Pay Benefit otherwise payable under that section shall be reduced (but not below zero) as follows:

(1)	If the Member had been or is on an Approved Part-Time Schedule under the Chevron Part-Time Employment Guidelines at any time after January 1, 1994, the Severance Pay Benefit shall be reduced by multiplication by a ratio. The numerator of the ratio shall be the total number of full months of the Member’s Continuous Service after January 1, 1994 while not on such an Approved Part-Time Schedule. The denominator of the ratio shall be the Member’s total number of full months of Continuous Service. In calculating the Severance Pay Benefit for a Member currently on such an Approved Part-Time Schedule, Enhanced Regular Earnings shall be based on a full-time equivalent.

(2)	If a Member is reemployed by the Company or an Affiliate within three years after termination, the Severance Pay Benefit shall be reduced to the amount that the Member’s Enhanced Regular Earnings would have been for the period from the date of termination to the date of reemployment. In all cases, the reduced benefit will be based on the Member’s Enhanced Regular Earnings used to calculate such Member’s Severance Pay Benefit under the Plan. A Member will be considered “reemployed” under the Plan for purposes of the repayment provision in this Section IV(b)(ii)(2) if retained at a Company facility, as or through a contractor for more than a full-time equivalent of more than 45 work days.

(3)	If a Member is employed by a Buyer or Outsourcing Vendor within three years of termination, the Severance Pay Benefit shall be reduced to the greater of:

(a)	the amount that the Member’s Enhanced Regular Earnings would have been for the period from the date of termination to the date of employment with the Buyer or Outsourcing Vendor; or

(b)	the amount the Member has received under Section V(b) prior to employment with the Buyer or Outsourcing Vendor.

This Section IV(b)(iii)(3) may be waived in writing by the Corporation in its sole discretion.

(4)	By severance pay or other similar benefits payable under any other plan or policy of the Company or an Affiliate or government required payment (other than unemployment compensation under United States law) including, but not limited to, any benefit enhancement program that may be adopted as part of a pension plan.

(5)	By any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act (WARN) or any other similar federal, state or local statute.

(6)	By the amount of any indebtedness to the Company.

(7)	As described in Section 4(b) of the Chevron Corporation Benefit Protection Program established effective March 29, 2000, as it may be amended from time to time.

(c)	Repayment of the Severance Pay Benefit

If the Member has received payment under the Plan in excess of the Severance Pay Benefit, as reduced in Section IV(b)(ii), the Member must agree as a condition of reemployment that such excess will be repaid to the Company.

V.	FORM OF SEVERANCE PAY BENEFIT

(a)	Subject to Section V(b), the Severance Pay Benefit under the Plan may take any one of the following forms of distribution as elected by the Member:

(i)	a lump sum payment on or before December 31 of the year in which employment terminates;

(ii)	a lump sum payment after December 31 of the year in which employment terminates, but within twenty-four (24) months after the termination of employment; or

(iii)	a maximum of two installment payments over a period not to exceed twenty-four (24) months from the termination date. The amount and timing of each installment may be different.

(b)	If a Member’s employment with the Company is terminated in connection with a sale of some or all of the Company’s interest applicable to, or with a transfer of management of, the operation in which the Member was employed, the Severance Pay Benefit will be paid in one of the following forms of distribution as elected by the Member:

(i)	Six Monthly Payments

(1)	An initial payment of one month’s Enhanced Regular Earnings will be paid on or about the date the Member’s employment with the Company terminates;

(2)	Additional payments of up to one month’s Enhanced Regular Earnings will be paid in one-month intervals for up to the succeeding five months; and

(3)	If more than six monthly installments are required to complete the Severance Pay Benefit, there will be a lump-sum payment one month after the final monthly payment or it may be deferred as provided under any form permitted under Section V(a); or

(ii)	Any form permitted under Section V(a); provided that no payment is made prior to six months from the date the Member’s employment with the Company terminates.

(c)	Interest

(i)	Except as provided in this Section V(c), no interest shall be paid on a Severance Pay Benefit.

(ii)	With respect to a benefit paid in a form described in V(b)(i), interest will be payable on any outstanding balance of the Severance Pay Benefit from the date employment with the Company terminates; provided that it shall not be payable during any period for which the Member elects a deferral of payment. This accrued interest will be included in the final Severance Pay Benefit payment described in Section V(b)(i)(3).

(iii)	Where interest is payable, the rate of interest shall be equal to the rate paid on U. S. Thirty Year Treasury obligations for January of the year in which the Member terminated employment with the Company.

VI.	BENEFIT PLAN ALLOWANCE

(a)	Eligibility for Benefit Plan Allowance

A Member shall be eligible for a Benefit Plan Allowance only if all of the following requirements are met:

(i)	the Member’s employment terminates on the date specified by the Company that is no earlier than the public announcement of the proposed transaction which, when effected, is a Change in Control and no later than the last day of the Benefits Protection Period;

(ii)	the Member is ineligible for a Severance Pay Benefit solely because of Section IV(a)(ii)(6) or (7) of the Plan;

(iii)	prior to the beginning of negotiations with the Buyer or Outsourcing Supplier and at the time the written agreement with the Buyer or Outsourcing Supplier is executed, the Buyer or Outsourcing Supplier does not have any one of the following employee benefit plans in which the Member would participate if an offer of employment with the Buyer or Outsourcing Supplier is accepted:

(1)	a defined benefit plan that is qualified under § 401 of the Internal Revenue Code;

(2)	a defined contribution plan that is qualified under § 401 of the Internal Revenue Code;

(3)	a post-retirement medical plan for pre-age 65 retirees to which the Buyer or Outsourcing Supplier makes company contributions (even if the amount of company contributions is zero for some coverage options). The Buyer or Outsourcing Supplier shall be deemed not to have such a plan unless the Buyer or Outsourcing Supplier agrees in the contract of sale with the Company to recognize the Member’s combined Company and Buyer/Outsourcing Supplier service for purposes of eligibility for that plan. Notwithstanding the above, the Buyer or Outsourcing Supplier shall be deemed to have such a plan with respect to a particular Member if, on the date of closing, the Member is an Eligible Retiree as defined in the

Omnibus Health Care Plan of the Chevron Corporation Medical Plan Organization; and

(iv)	the Member executes the Release within forty-five (45) days after its receipt (or such extension as may be granted by the Company in its sole discretion) and the period for revoking the execution of the Release under the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), has expired.

The business decisions that may result in a Member qualifying for a Benefit Plan allowance are decisions to be made by the Company in its sole discretion. In making these decisions, similarly situated organizations, locations, functions, classifications, and/or Members need not be treated in the same manner. The date selected by the Company to terminate the Member’s employment is within its sole discretion and the Company is under no obligation to terminate a Member’s employment prior to three years after the Change in Control.

(b)	Amount of Benefit Plan Allowance

(i)	Subject to Section VI(b)(ii), the Benefit Plan Allowance payable to a Member shall be equal to one (1) week of such Member’s Enhanced Regular Earnings for each full Year of Continuous Service (prorated for completed calendar months); provided, however, that the minimum Benefits Plan Allowance shall be equal to four (4) weeks of the Member’s Enhanced Regular Earnings and the maximum Benefits Plan Allowance of any Member shall not exceed twenty-five (25) weeks of Enhanced Regular Earnings.

(ii)	Notwithstanding Section VI(b)(i), any Benefit Plan Allowance otherwise payable under that section shall be reduced (but not below zero) as follows:

(1)	If the Member had been or is on an Approved Part-Time Schedule under the Chevron Part-Time Employment Guidelines, at any time after January 1, 1994, the Benefit Plan Allowance shall be reduced by multiplication by a ratio. The numerator of the ratio shall be the total number of months of the Member’s Continuous Service after January 1, 1994 while not on such an Approved Part-Time Schedule. The denominator of the ratio shall be the Member’s total number of months of Continuous Service. In calculating any Benefit Plan Allowance for any such Member currently on such an

Approved Part-Time Schedule, Enhanced Regular Earnings shall be based on a full-time equivalent.

(2)	If a Member is reemployed by the Company or an Affiliate within the number of weeks after termination that is equal to the number of weeks of Enhanced Regular Earnings of the Benefit Plan Allowance as determined under Section V(b)(i), the Benefit Plan Allowance shall be reduced to the amount that the Member’s Enhanced Regular Earnings would have been for the period from the date of termination to the date of reemployment. In all cases, the reduced benefit will be based on the Member’s Enhanced Regular Earnings used to calculate such Member’s Severance Pay Benefit under the Plan. A Member will be considered “re-employed” under the Plan for purposes of the repayment provision in this Section VI(b)(ii)(2) if retained at a Company facility, as or through a contractor, for a full-time equivalent of more than 45 work days.

(3)	If a Member is employed by a Buyer or Outsourcing Supplier within the number of weeks after termination of employment that is equal to the number of weeks of Enhanced Regular Earnings of the Benefits Plan Allowance as determined under Section V(b)(i), the Benefit Plan Allowance shall be reduced to the greater of:

(a)	the amount that the Member’s Enhanced Regular Earnings would have been for the period from the date of termination to the date of employment with the Buyer or Outsourcing Supplier; and

(b)	the amount the Member has received under Section V(b) prior to employment with the Buyer or Outsourcing Supplier.

This Section VI(b)(ii)(3) may be waived in writing by the Corporation in its sole discretion.

(4)	By severance pay or other similar benefits payable under any other plan or policy of the Company or an Affiliate or government required payment (other than unemployment compensation under United States law), including but not limited to any benefit enhancement program that may be adopted as part of a pension plan.

(5)	By any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local statute.

(6)	By the amount of any indebtedness to the Company.

(7)	As described in Section 4(b) of the Chevron Corporation Benefit Protection Program established effective March 29, 2000, as it may be amended from time to time.

(c)	Repayment of the Benefit Plan Allowance

If the Member has received payment under the Plan in excess of Benefit Plan Allowance, as reduced in Section VI(b)(ii), the Member must agree as a condition of reemployment that such excess will be repaid to the Company.

VII.	FORM OF BENEFIT PLAN ALLOWANCE

The Benefit Plan allowance will be paid in a lump sum on or shortly after the latter of the date employment with the Company terminates or the date the sale or other transfer of management occurs; provided that the Member has properly signed and returned the Release to the Company and the revocation period under the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f), has expired.

VIII.	DEATH OF A MEMBER

If a Member dies after qualifying for a Severance Pay Benefit or a Benefit Plan Allowance but before such benefit is paid is completely paid, the balance of the Severance Pay Benefit or Benefit Plan Allowance shall be paid in a lump sum to the Member’s Beneficiary.

IX.	BENEFITS PROVIDED UNDER OTHER PLANS

(a)	Eligible Employees Who Qualify As Eligible Retirees.

As of March 29, 2000, Eligible Retirees are presently eligible to continue their health care coverage under the terms of the Omnibus Health Care Plan of the Chevron Corporation Medical Plan Organization and its Supplement Plans. As of March 29, 2000, Eligible Retirees are presently eligible for Company contributions toward the cost of that coverage under the terms of the Chevron Corporation Health Care Contributions Policy.

(b)	Eligible Employees Who Do Not Qualify As Eligible Retirees.

As of March 29, 2000, Employees who terminate employment with the Company and their dependents are generally presently eligible for continued coverage in the Omnibus Health Care Plan of the Chevron Corporation Medical Plan Organization and its Supplement Plans for (eighteen) 18 months after termination of employment as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). As of March 29, 2000, Members who terminate employment with a Severance Pay Benefit under this Plan may generally presently qualify for Employee rates for coverage under the Omnibus Health Care Plan of the Chevron Medical Plan Organization and its Supplement Plans and for the applicable Company contribution for themselves and their dependents for the first twelve (12) months of COBRA coverage under the terms of the Chevron Corporation Health Care Contributions Policy (other than to the extent such Supplement Plan provides dental coverage).

(c)	Relocation

Members who subsequently qualify for a Severance Pay Benefit after having relocated pursuant to a Transfer occurring after the Change in Control shall be entitled to a reimbursement of relocations expenses to his or her Present Work Location immediately prior to the Change in Control. Such reimbursement shall be no less than that determined pursuant to the Company’s policy for post-retirement relocations as it existed immediately prior to the Change in Control.

X.	AMENDMENT AND TERMINATION

(a)	General Rule.

Although the Corporation expects to continue the Plan indefinitely, inasmuch as future conditions cannot be foreseen, (subject to Sections X(b) and (c)) the Corporation reserves the right to amend or terminate the Plan at any time by action of its board of directors or by action of a committee or individual(s) acting pursuant to a valid delegation of authority of the board of directors. However, no amendment or termination shall adversely affect the right to:

(i)	Any unpaid Severance Pay Benefit or Benefit Plan Allowance; or

(ii)	Qualify for a Severance Pay Benefit or Benefit Plan by the timely execution of the Release after such amendment or termination.

(b)	Restrictions on Amendments During Extended Benefit Protection Period.

Notwithstanding Section X(a) of the Plan, subject to Section X(c), and except to the extent required to comply with applicable law; no amendment or termination of the Plan that is either not approved by the Corporation prior to the Extended Benefit Protection Period Commencement Date or is not executed after the expiration of the Extended Benefit Protection Period shall be effective to the extent it:

(i)	Deprives any individual who is an Employee as of the Change in Control of coverage under the Plan as constituted at the time of such amendment;

(ii)	Limits eligibility for or reduce the amount of any Severance Pay Benefit or Benefit Plan Allowance;

(iii)	Amends Section X, XII, or the definitions of the terms Extended Benefit Protection Period (except to lengthen such period), Extended Benefit Protection Period Commencement Date (except to make it an earlier date), Change in Control or Successors and Assigns in Section XX of the Plan;

(iv)	Terminates the Plan; or .

(v)	Is executed (or would otherwise become effective) at the request of a third party who effectuates a Change in Control.

For purposes of this Section X(b), approval by the Corporation shall mean written approval (by a person or entity within the Corporation that has authority to do so) of the subsequent execution of such Plan amendment or termination.

No person shall take any action that would directly or indirectly have the same effect as any of the prohibited amendments or termination described in Section X(b).

(c)	Section X(b) shall not apply to the extent:

(i)	the amendment or termination of the Plan is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and

(ii)	within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a change in control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred.

XI.	NON-ALIENATION OF BENEFITS

To the full extent permitted by law and except as provided in the Plan, no Severance Pay Benefit shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

XII.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its Successors and Assigns. Notwithstanding that the Plan may be binding upon a Successor or Assign by operation of law, the Corporation shall require any Successor or Assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

XIII.	LEGAL CONSTRUCTION

This Plan is governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California.

XIV.	ADMINISTRATION AND OPERATION OF THE PLAN

(a)	Plan Sponsor and Plan Administrator.

The Corporation is the “Plan Sponsor” and the “Plan Administrator” of the Plan as such terms are used in ERISA.

(b)	Administrative Power and Responsibility.

The Corporation in its capacity as Plan Administrator of the Plan is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Corporation shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The Corporation shall have the sole discretion to interpret the provisions of the Plan and to determine eligibility for benefits pursuant to the objective criteria set forth in the Plan. In administering the Plan, the Corporation shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) of ERISA. The Corporation may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

(c)	Review Panel.

Upon receipt of a request for review the Corporation shall appoint a Review Panel that shall consist of three or more individuals. The Review Panel shall be the named fiduciary that shall have authority to act with respect to appeals from denial of benefits under the Plan.

(d)	Service in More Than One Fiduciary Capacity.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

(e)	Performance of Responsibilities.

The responsibilities of the Corporation under the Plan shall be carried out on its behalf by its officers, Employees and agents. The Corporation may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

(f)	Employee Communications and Other Plan Activities.

In communications with its Employees and in any other activities relating to the Plan, the Corporation shall comply with the rules, regulations, interpretations, computations and instructions that were issued to administer the Plan. With respect to matters relating to the Plan, directors, officers and Employees of the Corporation shall act on behalf or in the name of the Corporation in their capacity as directors, officers and Employees and not as individual fiduciaries.

XV.	CLAIMS, INQUIRIES AND APPEALS

(a)	Claims for Benefits and Inquiries.

All claims for benefits and all inquiries concerning the Plan or present or future rights to benefits under the Plan, shall be submitted to the Plan Administrator in writing and addressed as follows: “Chevron Corporation, Plan Administrator under the Chevron Corporation Change in Control Surplus Employee Severance Program for E-Level Salary Grades, 6001 Bollinger Canyon Road, Bldg. H. CHVPK, Room Number H3501-B7, San Ramon, CA 94583-0967” or such other location as communicated to the Member. A claim for benefits shall be signed by the Member, or if a Member is deceased, by such Member’s spouse, designated beneficiary or estate, as the case may be.

(b)	Denials of Claims.

In the event that any claim for benefits is denied, in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and of the right to a review thereof. Such written notice shall set forth in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provision on which such denial is based, a description of any information or material necessary to perfect the claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure. Such written notice shall be given to the claimant within 90 days after the Plan Administrator receives the claim, unless special circumstances require an extension of time of up to an additional 90 days for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim for benefits. If written notice of denial of the claim for benefits is not furnished within the time specified in this Section XV(b), the claim shall be deemed denied. The claimant shall be permitted to appeal such denial in accordance with the Review Procedure set forth below.

(c)	Review Panel.

The Plan Administrator shall appoint a “Review Panel,” consisting of three or more individuals who may (but need not) be Employees of the Company. The Review Panel shall be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits.

(d)	Requests for a Review.

Any person whose claim for benefits is denied (or is deemed denied) in whole or in part, or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the claim to the Review Panel within 60 days after receiving written notice of such denial from the Plan Administrator (or, in the case of a deemed denial, within 60 days after the claim is deemed denied). The Plan Administrator shall give the claimant or such representative an opportunity to review pertinent documents that are not privileged in preparing a request for a review. A request for review shall be in writing and shall be addressed as follows: “Review Panel under the Chevron Corporation Change in Control Surplus Employee Severance Program E-Level Salary Grades, 6001 Bollinger Canyon Road, Bldg. H. CHVPK, Room Number H3501-B7, San Ramon, CA 94583-0967” or such other location as communicated to the Member. A request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The Review Panel may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(e)	Decision on Review.

The Review Panel shall act on each request for review and notify the claimant within 60 days after receipt thereof unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If such an extension for review is required, written notice of the extension shall be furnished to the claimant within the initial 60-day period. The Review Panel shall give prompt, written notice of its decision to the claimant and to the Plan Administrator. In the event that the Review Panel confirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. If written notice of the Review Panel’s decision is not given to the claimant within the time prescribed in this Section XV(e), the claim will be deemed denied on review.

(f)	Rules and Procedures.

The Review Panel shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section XV. The Review Panel may require a claimant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the claimant’s own expense.

(g)	Exhaustion of Remedies.

No legal action for benefits under the Plan shall be brought unless and until the claimant:

(i)	has submitted a written claim for benefits in accordance with Section XV(a);

(ii)	has been notified by the Plan Administrator that the claim is denied, or the claim is deemed denied;

(iii)	has filed a written request for a review of the claim in accordance with Section XV(d); and

(iv)	has been notified in writing that the Review Panel has affirmed the denial of the claim, or the claim is deemed denied.

XVI.	BASIS OF PAYMENTS TO AND FROM PLAN

All Severance Pay Benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

XVII.	OTHER PLAN INFORMATION

(a)	Plan Identification Numbers.

The Employer Identification Number (EIN) assigned to the Plan Sponsor (Chevron Corporation) by the Internal Revenue Service is 94-0890210. The Plan Number (PN) assigned to the Plan by the Plan Sponsor pursuant to instructions of the Internal Revenue Service is .

(b)	Ending Date of the Plan’s Fiscal Year.

The date of the end of the year for the purpose of maintaining the Plan’s fiscal records is December 31.

(c)	Agent for the Service of Legal Process.

The agent for the service of legal process with respect to the Plan is the Secretary of Chevron Corporation, 575 Market Street, San Francisco, CA 94105. The service of legal process may also be made on the Plan by serving the Plan Administrator.

(d)	Plan Sponsor and Administrator.

The “Plan Sponsor” and the “Plan Administrator” of the Plan is Chevron Corporation, 6001 Bollinger Canyon Road, Bldg. H. CHVPK, Room Number H3501-B7, San Ramon, CA 94583-0967; telephone (925) 842-0673 or such other location as communicated to the Member. The Plan Administrator is the named fiduciary charged with responsibility for administering the Plan.

XVIII.	STATEMENT OF ERISA RIGHTS

(a)	As a participant in this Plan (which is a welfare plan sponsored by the Corporation), you are entitled to the following rights and protection (ERISA):

(b)	Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work sites, all plan documents, collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor.

(c)	Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

(d)	In addition to creating rights for plan participants, ERISA imposes duties upon the people responsible for the operation of the Employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

(e)	No one, including your employer, your union, nor any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a plan benefit or exercising your rights under ERISA. If your claim for a plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the claim reviewed and reconsidered.

(f)	Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(g)	If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the U.S. Labor-Management Services Administration, Department of Labor.

XIX.	AVAILABILITY OF PLAN DOCUMENTS FOR EXAMINATION

ERISA requires Chevron Corporation as the Plan Administrator of a benefit plan sponsored by the Corporation to make available for your examination the plan documents under which the plan is established and operated.

The pertinent plan documents include official plan texts and any other documents under which the plan is established or operated, and applicable collective bargaining agreements.

These plan documents are available for your examination at the Plan Administrator’s office, 6001 Bollinger Canyon Road, Bldg. T. CHVPK, Room Number T1118, San Ramon, CA 94583-0967, and at certain other locations such as the Company’s Human Resources offices.

The following rules have been established by the Corporation for the examination and distribution of plan documents:

RULES

1.	When employed within a reasonable distance from a facility of the Company having a Human Resources office:

a.	Plan documents may be examined during regular business hours as specified at each facility.

b.	Plan documents may not be removed from the premises.

2.	When not employed within a reasonable distance from a facility of the Corporation having a Human Resources office:

a.	Plan documents may be requested from the Plan Administrator on a 30-day loan basis.

b.	Plan documents not returned within 30 days to the Plan Administrator will result in the Employee being charged under Rule 3. below.

3.	Copies of plan documents or sections thereof will be provided by the Plan Administrator at a charge of 10 cents per page. Payments may be made only by check or money order payable to Chevron Corporation.

4.	Plan documents covering only those plans for which an Employee is eligible will be made available.

5.	All requests for plan documents must be in writing and should include the Employee’s name, Social Security number, mailing address, employing Company, department/staff and location, and title of the document desired.

XX.	DEFINITIONS

(a)	“Affiliate”

means a member of the Affiliated Group other than the “Corporation” and a “Subsidiary”

(b)	“Affiliated Group”

means the Corporation, each Subsidiary and each other entity that has been designated in writing as a Member of the Affiliated Group by the Corporation.

(c)	“Approved Part-Time Schedule”

means a part-time schedule that is approved by the Company under the Corporation’s Part-Time Employee Guidelines, a amended from time to time.

(d)	“Beneficiary”

means the person or persons so designated by a Member. A Member may change or revoke a designation of a Beneficiary at any time. To be effective, any designation of a Beneficiary, or any change or revocation thereof, must be made in writing on the prescribed form, must be received by the Corporation (in a form acceptable to the Corporation) before the Member’s death . If a Member fails to make a valid designation of a Beneficiary, or if the validly designated Beneficiary is not living when a payment is to be made to a Beneficiary hereunder, the Member’s Beneficiary shall be the Member’s spouse if then living or, if not, the Member’s then living children in equal shares or, if none, the Member’s estate.

(e)	“Buyer”

means an entity that purchases (or has purchased) some or all of the Affiliated Group’s interest applicable to the operation in which the Member is employed, or an entity that is a direct or indirect successor in ownership or management of the operation in which the Member is employed. Notwithstanding the above, Buyer shall not include the entity that effectuates a Change in Control.

(f)	“Casual Employee”

means an individual who works a Regular Work Schedule but is hired for a job with the expectation that employment will be terminated within four months. If a Casual Employee’s employment is not terminated within such four-month period, status as an Employee will be considered to commence on the first day following the date of completion of such four-month period.

(g)	“Change in Control”

means a change in control of the Corporation as defined in Section IV of the Corporation’s By-Laws, as it may be amended from time-to-time.

(h)	“Chevron Corporation Retirement Plan”

means the Chevron Corporation Retirement Plan, as it may be amended from time to time.

(i)	“Chevron Part-Time Employment Guidelines”

means the formal written part-time employment guidelines issued by the Corporation in its sole discretion.

(j)	“Company”

means Chevron Corporation, its Subsidiaries, and any of their Successors or Assigns.

(k)	“Continuous Service”

means the sum of the following:

(i)	Any period of time during which a person qualifies as an Employee or, having once so qualified, is on a leave of absence with pay, a paid vacation or holiday or is receiving benefits under the Corporation’s Short-Term Disability Plan; provided however that in the case of a Seasonal Employee, “Continuous Service” shall not include any period of less than 90 consecutive calendar days of employment in a single season; provided, further, that except as provided in (4) below, any period of time during which an individual is on strike shall not constitute Continuous Service;

(ii)	Any period of authorized leave of absence without pay that constitutes Continuous Service under the Corporation’s Leave of Absence Policy; or

(iii)	Any other period that constitutes Continuous Service under written rules or procedures adopted from time to time by the Corporation, subject to such terms and conditions as the Corporation may establish; and any period of time while employed by Corporation’s Successor or Assigns that that would have constituted Continuous Service if the service had been with the Company prior to the Change in Control.

An Employee whose Continuous Service is interrupted and who subsequently returns to a status that constitutes Continuous Service shall be disregarded for all purposes of the Plan except under the following circumstances:

(1)	In the case of an Employee laid off for lack of work, as defined in the Retirement Plan, if such Employee is reemployed within 365 calendar days after being laid off, all prior Continuous Service and the period of layoff shall be considered Continuous Service;

(2)	In such case of an Employee who resigns, if such Employee is reemployed within 31 days following such resignation, all prior Continuous Service and the time period between the date of resignation and reemployment will be considered Continuous Service;

(3)	In the case of an Employee on an authorized leave of absence without pay, any portion of which does not constitute Continuous Service under the Corporation’s Leave of Absence Policy, if such Employee abides by all the terms and conditions of such leave, which may include a requirement of returning to active employment with the Corporation, all prior Continuous Service will be considered Continuous Service; and

(4)	In the case of an individual on strike, the strike period shall count as Continuous Service only if:

(a)	the individual returns to work as an Employee at the end of the strike, and

(b)	Continuous Service treatment for the period of strike is agreed to pursuant to the collective bargaining process.

(l)	“Corporation”

means Chevron Corporation, a publicly held Delaware Corporation, and any Successor or Assigns.

(m)	“Demotion”

means a reduction in Salary Grade, a material reduction in authority or responsibility, or a reduction in Overall Compensation.

(n)	“Eligible Employee”

means any Employee who meets all the following conditions:

(i)	Prior to the Change in Control is in the Company’s E-level salary grades; and

(ii)	At termination of employment with the Company:

(1)	has at least one Year of Continuous Service with the Company;

(2)	is not a Temporary, Casual or Seasonal Employee of the Company;

(3)	is not on a Leave of Absence without Pay other than the following:

(a)	Family Leave;

(b)	Reserve or active military duty leave;

(c)	Union business leave;

(d)	Political activity or public office leave; or

(e)	Expatriate employee furlough leave between foreign assignments (Form GO 120-19).

(4)	is not included in a collective bargaining unit, unless participation in the Plan for Employees in such unit:

(a)	is provided for under an agreement between the Company and the collective bargaining representative; or

(b)	is offered to the collective bargaining representative and, after exhaustion of statutory bargaining requirements, is extended by the Corporation to such Employees.

Notwithstanding any other provision of the Plan, in the event a collective bargaining representative becomes recognized or certified for a unit of Employees that includes one or more Employees previously eligible to participate in the Plan, their eligibility shall not be affected by their inclusion in a bargaining until such time as statutory bargaining requirements are completed regarding the participation, if any, of such Employees in the Plan.

An individual’s status as an Eligible Employee shall be determined by the Corporation in its sole discretion, and such determination shall be conclusively binding on all persons.

(o)	“Eligible Retiree”

means an Eligible Retiree as defined in the Omnibus Health Care Plan of the Chevron Corporation Medical Plan Organization.

(p)	“Employee”

means a common law employee of the Company who meets all of the following conditions:

(i)	Is employed by the Company prior to the Change in Control;

(ii)	Prior to the Change in Control, is assigned to a Regular Work Schedule of:

(1)	at least 40 hours per week; or

(2)	on or after January 1, 1994, at least 20 hours per week, if such schedule is an Approved Part-Time Schedule pursuant to the Corporation’s Part-Time Employment Guidelines.

An individual who is disabled and receiving or entitled to receive benefits under a long-term disability plan, such as the Long-Term Disability Plan of the Chevron Corporation Disability Plan Organization are deemed to be assigned to a Regular Work Schedule.

(iii)	Is not on the payroll of a person other than the Company and who for any reason is deemed to be a common law employee of the Company; and

(iv)	Is not considered to be an independent contractor by the Company in its sole discretion regardless of whether the individual is in fact a common law employee of the Company.

An individual’s status as an Employee shall be determined by the Corporation in its sole discretion, an such determination shall be conclusively binding on all persons.

(q)	“Enhanced Regular Earnings”

means the sum of Regular Earnings and MIP Target Bonus. For purposes of determining Enhanced Regular Earnings for a period of less than one year, the MIP Target Bonus for a Year will be allocated pro rata over the entire year.

(r)	“ERISA”

means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

(s)	“Extended Benefit Protection Period”

means the period commencing on the Extended Benefit Protection Period Commencement Date and terminating the earlier of the following:

(i)	three years after the date of a Change in Control; or

(ii)	the date of abandonment of any plans to effectuate a transaction which, if effectuated, would have been a Change in Control and such transaction has not occurred.

(t)	“Extended Benefit Protection Period Commencement Date”

means the date six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control.

(u)	“Family Leave”

mean a Leave under the Corporation’s Family Leave Policy.

(v)	“Leave of Absence without Pay”

means a Leave of Absence without Pay under the Corporation’s Leave of Absence Policy.

(w)	“Member”

means any Eligible Employee who has commenced participation in the Plan pursuant to Section II and whose participation has not terminated pursuant to Section III.

(x)	“MIP Target Bonus”

means an amount equal to the Member’s target bonus under the Chevron Corporation Management Incentive Plan for the year prior to his or her termination of employment (or for the last year of the Chevron Corporation Management Incentive Plan if it no longer exists in the year prior to the Member’s termination of employment), as determined pursuant to the established procedures of that Plan prior to the Change in Control.

(y)	“New Work Location”

means Member’s normal work location if he or she should accept a job offer with the Company, a Buyer, or an Outsourcing Supplier. For a rotational job, the normal work location shall be the actual work location and not either the point of demarcation or the Member’s residence..

(z)	“Off the Job Disability”

means a disability not directly caused by employment with the Company. The classification of a disability shall be determined by the Corporation and such classification shall be conclusive and binding on all persons.

(aa)	“Outsourcing Supplier”

means an entity to whom the Company outsources a function performed by Employees where the Company agrees with such entity in the outsourcing agreement that it will offer jobs to current Employees performing that function for the Company.

(bb)	“Overall Compensation”

means the sum of Regular Earnings, and the benefit under the Chevron Corporation Long-Term Incentive Program for the benefit period immediately prior to the Change in Control. It shall not include the value of any other employee benefit plan or program.

(cc)	“Plan”

means the Chevron Corporation Change in Control Surplus Employee Severance Plan for E-Level Salary Grades.

(dd)	“Plan Administrator”

means the Corporation.

(ee)	“Present Work Location”

means a Member’s current normal work location with the Company without regard to any Special Assignment. For a rotational job, the normal work location shall be the actual work location and not either the point of demarcation or the Member’s residence.

(ff)	“Regular Earnings”

means straight-time wages or salary paid to a Member by any entity within the Affiliated Group for working a Regular work Schedule or for a leave of absence with pay, and shall include the straight-time portion of amounts paid for regularly scheduled overtime and any amount that is contributed to any employee benefit plan on behalf of the Member by any entity within the Affiliated Group under a salary reduction agreement entered into pursuant to such plan and that is excluded from the Member’s gross income under §§ 125, 132(f), or 402(a)(8) of the Internal Revenue Code. Notwithstanding the foregoing, if the Plan is applicable to Members employed by PLEXCO Inc. or by the PLEXCO division of Chevron Chemical Company, “Regular Earnings”, shall include PLEXCO-specific incentive compensation. Such Incentive compensation shall be deemed paid in equal monthly installments over the period for which it is awarded.

(gg)	“Regular Work Schedule”

means the continually recurring pattern of work established and changed as necessary by the Company for a job in each work week or period of work weeks to meet operating needs.

(hh)	“Release”

means a Release determined by the Company in its sole discretion. Pursuant to such Release, the Member shall waive all employment-related claims in connection with his or her employment with the Company other than claims for benefits under the actual terms of an employee benefit plan and worker’s compensation. Such Release shall be construed to comply with the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

(ii)	“Salary Grade”

means the classification of a job under the Company’s written salary structure providing a guiding minimum, competitive objective and guiding maximum in compensation for the job.

(jj)	“Seasonal Employee”

means an individual who is hired to work a Regular Work Schedule for a portion of each year on a repetitive basis in a job described to cover a seasonal operating need.

(kk)	“Special Assignment”

means a job assignment that is expected to be temporary and is designated as a special assignment by the Company in its sole discretion.

(ll)	“Subsidiary”

means any Corporation with respect to which the Corporation, one or more Subsidiaries, or the Corporation together with one or more Subsidiaries, own not less than 80% of the total combined voting power of all classes of stock entitled to vote, or not less than 80% of the total value of al shares of all classes of stock.

(mm)	“Successors and Assigns”

means a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the Plan) whether by operation of law or otherwise.

(nn)	“Temporary Employee”

means an Employee classified as a Temporary Employee by the Company in its sole discretion.

(oo)	“Transfer”

means a non-temporary reassignment to a job with the Company in a New Work Location that is more than 50 miles from the Employee’s Present Work Location. An offer of a position with a Buyer is not a Transfer. Notwithstanding the above, “Transfer” shall not include:

(i)	in the case where an Employee’s current job is a rotational job, a reassignment to a job with the Company in a New Work location that is no more than 50 miles from the Employee’s last work location with the Company that did not involve a rotational job, and

(ii)	in the case where an Employee’s current job is in a non-U.S. location, a reassignment to a U.S. location at the Employee’s request.

(pp)	“Year of Continuous Service”

means the number of full months (as defined by the Corporation in written rules adopted by it from time to time) of Continuous Service, divided by 12.

XXI.	EXECUTION

Pursuant to the authority granted to us by resolutions adopted by the Board of directors of Chevron Corporation on March 29, 2000, the Corporation has caused its authorized officer(s) to execute the adoption of the foregoing Plan effective as of that date.

CHEVRON CORPORATION
By:
/s/ G. MATIUK
G. Matiuk Vice-President, Human Resources and Quality